Filed Pursuant to Rule 424(b)(3)
Registration No. 333-187542

Prospectus Supplement No. 2

(to Prospectus dated April 12, 2013)

9,650,000 SHARES

CURRENCYSHARES® SWISS FRANC TRUST

This Prospectus Supplement No. 2 amends and supplements our prospectus dated April 12, 2013 (the “Prospectus”) and Prospectus Supplement No. 1 dated March 5, 2014, and should be read in conjunction with, and must be delivered with, the Prospectus and Prospectus Supplement No. 1.

Under “The Offering” on page 3 of the Prospectus, the sixth sentence under “Interest on deposits” is hereby replaced with the following:

The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, or below zero, based upon changes in the Tom-Next Overnight Indexed Swap rate (the “TOIS rate”), other market conditions or the Depository’s liquidity needs.

Under “Risk Factors” on page 9 of the Prospectus, the third sentence under “The interest rate paid by the Depository, if any, may not be the best rate available. If the Sponsor determines that the interest rate is inadequate, then its sole recourse is to remove the Depository and terminate the Deposit Accounts” is hereby replaced with the following:

The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, or below zero, based upon the Depository’s belief that the TOIS Rate does not accurately reflect the market, other market conditions or the Depository’s liquidity needs.

The Prospectus shall remain unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is March 20, 2015